AMENDED AND RESTATED AGREEMENT AND RELEASE

THIS AGREEMENT is dated by and between David A. Garrison (''Mr. Garrison"), who resides in Concord, Massachusetts, and Arrhythmia Research Technology, Inc. ("ART"), with its principal place of business located in Fitchburg, Massachusetts.

WHEREAS, Mr. Garrison was employed as the Executive Vice President Chief Financial Officer of ART, Chief Financial Officer and Treasurer of its subsidiary, Micron Products, Inc., Chief Financial Officer, Treasurer and Clerk of Micron Leasing. Inc., Chief Financial Officer and Treasurer of RMDDX Corporation, Chief Financial Officer RMDDX USA Corporation. (Collectively referred to herein as "'the Companies");

WHEREAS, Mr. Garrison bas submitted his resignation to the Companies effective as of the date of his execution of this Agreement, and

WHEREAS, ART is willing to provide to Mr. Garrison certain benefits upon the separation of his employment with Mr. Garrison; and

WHEREAS, Mr. Garrison acknowledges that the benefits being provided to him by ART under this Agreement are in addition to any benefits to which he might otherwise be entitled as a result of the termination of his employment

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.     Subject to the provisions of this Agreement, ART shall pay Mr. Garrison, as a severance benefit, the total gross amount of $82,588.48, payable in 52 consecutive weekly payments of
$1,588.24 each, commencing as of September 19, 2013, in accordance with ART's regular payroll schedule. Those payments shall be subject to and reduced by: (a) regular payroll taxes and withholding and (b) deductions for Mr. Garrison's contributions toward his group health insurance premium payments. ART shall begin making those payments on the first regular pay day following the expiration of the seven-day revocation period referenced below.

2.     Mr. Garrison's right to elect group health continuation coverage under COBRA. and the COBRA coverage continuation period, commencing September 12,2013. If Mr. Garrison elects COBRA continuation coverage, ART will pay $177.77 per week toward the cost of such coverage through February 28, 2014, during which period Mr. Garrison will be responsible for paying the balance of the cost of such coverage ($69.13) through deductions from his severance payments. After February 28, 2014, Mr. Garrison will be solely responsible for paying 100% of all of his COBRA continuation coverage.

3.     The Companies will not oppose any claim by Mr. Garrison to obtain unemployment compensation benefits.

4.     It is understood and agreed by Mr. Garrison that this Agreement and any payment made or action taken pursuant to this Agreement do not constitute and are not to be construed as an admission by the Companies of liability of any kind to Mr. Garrison or that any action taken with respect to Mr. Garrison was unlawful or wrongful.

5.     Mr. Garrison and the Companies' rights and obligations, if any, with respect to any stock award, option grant or any other equity award of any kind shall be governed by the terms of any applicable grant or award agreement, plan document, and any other applicable agreements or requirements, as amended from time to time. Any stock options, stock awards or other equity interest that has not vested as of September 12, 2013 will be forfeited as of that date. Mr. Garrison will not receive any bonus for calendar year 2013 and is not entitled to any future bonus compensation of any kind.

6.     In consideration of the foregoing, Mr. Garrison for himself, his heirs, administrators, executors and assigns, with full understanding of the content and legal effect of this release, hereby releases, discharges and covenants not to sue or commence or prosecute proceedings against the Companies or any of their related or affiliated entities, and its or their officers, partners, directors, shareholders, members, agents, employees, attorneys, successors and assigns (individually and in their representative capacities, all of the foregoing being referred to herein as the "Releasees"), from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Mr. Garrison now has or ever had against the Releasees, arising to the date of this Agreement, including without limitation on the foregoing, those arising out of or in any manner relating to Mr. Garrison's employment by the Companies, or the end of such employment, those arising from his Executive Employment Agreement dated February 7, 2007 (as amended), or those arising from any other dealings with Releasees, including, without limitation, any claim for reinstatement, back or future pay, bonuses, fringe benefits, medical expenses, relocation expenses, outplacement services, attorneys' fees, expenses, or compensatory, consequential or exemplary damages; including, but not limited to, any claim, complaint, charge or lawsuit under any of the following statutes or orders: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Equal Pay Act of 1963, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, Executive Order 11246, the Massachusetts Fair Employment Practices Act (General Laws Ch.151B), the Massachusetts Equal Pay Act (General Laws Ch.149, §105A), the Massachusetts Civil Rights Act (General Laws Cb.12, §§llH, 11I), the Massachusetts Equal Rights Act (General Laws Ch.93, §§102, 103), and state and federal laws regarding the payment of wages laws, including but not limited to the Fair Labor Standards Act (29 U.S.C. §201, et seq.), M.G.L. Chapter 149, Section 148, el seq. and M.G.L. Chapter 151, Section 1, et seq., and any other state, federal or municipal law, statute, public policy, order, or regulation affecting or relating to the claims or rights of employees; including any and all claims and suits in tort or contract

The recitation of specific claims in the second and third paragraphs of this Section is without prejudice to the general release in the first paragraph of this Section and is not intended to limit the scope of the general release.

7.     Waiver of Rights and Claims Under the ADEA. Since Mr. Garrison is 40 years of age or older, he is hereby informed, in writing, that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA).

(a)     No Waiver of Claims Arising after Execution of Agreement. Mr. Garrison understands and agrees that he is not waiving any rights or claims under the ADEA that may arise after the date this Agreement is executed.

(b)     Knowing and Voluntary. Mr. Garrison agrees that he has carefully read and fully understands all of the provisions of this Agreement, and that be knowingly and voluntarily agrees to all of the terms set forth in this Agreement. Mr. Garrison acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by ART or its attorneys, with the exception of those promises described in this document.

(c)     Review. Mr. Garrison understands that he has twenty-one (21) days in which to consider this Agreement prior to signing it, but may waive all or part of the review period if he chooses. Mr. Garrison acknowledges that any changes to this Agreement, material or otherwise, do not restart the 21-day review period.

(d)     Revocation. Mr. Garrison understands further that, once he has signed this Agreement, he has seven (7) days in which to revoke it Mr. Garrison understands that such seven-day period is mandatory and may not be waived. Mr. Garrison understands and agrees that any notice of revocation he may wish to make must be in writing and received by ART's President and Chief Executive Officer, Salvatore Emma, Jr., within the seven-day revocation period. Mr. Garrison further understands that the Agreement does not become effective or enforceable and that no payment will be made under the Agreement until the seven-day revocation period bas expired.

(e)     Effective Date. The Effective Date of this Agreement will be the eighth day after Mr. Garrison signs it. If ART does not receive Mr. Garrison's written notice that he is exercising his right of revocation within the seven-day revocation period, the Agreement will automatically become effective as of the Effective Date.

8.     Mr. Garrison agrees to cooperate with and assist the Companies, at least through February 28, 2014.with respect to all matters arising during or related to matters in which he was involved during his employment, including, but not limited to, all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen prior to, or may arise following, his execution of this Agreement. More specifically, Mr. Garrison agrees to consult with the Companies telephonically and meet with the Companies' representative if requested, at mutually agreeable times and places.

9.     Mr. Garrison acknowledges, reaffirms and agrees to abide by the Non-Disclosure, Inventions, Non-Solicitation and Non-Compete provisions set forth in his Executive Employment Agreement dated February 7, 2007.

10.     Mr. Garrison represents and warrants that he has returned to the Companies any and all property of the Companies, including any files, books, manuals, keys, software, files, documents or equipment, which was in his possession, custody or control. Mr. Garrison also represents and warrants that he has deleted any and all software and electronically-stored data which is the property of the Companies and which may be contained on his home computer or any other storage device.

11.     Mr. Garrison agrees not to disclose the existence, provisions, terms or conditions of this Agreement to any person, unless required by law or compelled by legal process, except that disclosure may be made by Mr. Garrison to his immediate family, attorney and/or tax advisor and/or as may be necessary for him to seek unemployment benefits. The continued confidentiality of this Agreement and its terms is of the essence.
12.     Mr. Garrison agrees not to take any action or make any statement, written or oral, which (I) disparages or criticizes either of the Companies (including, without limitation, their management, directors, investors or any other parties involved in a business relationship with the Companies), or (2) disparages or criticizes the Companies' practices. For purposes of this paragraph, such prohibited actions or statements include, without limitation, any action or statement that would (a) harm the reputation of the Companies with its current and prospective customers, distributors, suppliers, other business partners or the public; or (b) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or the Companies' employees. The Companies agree to instruct their boards of directors and executive officers not to make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Mr. Garrison; provided, however, that nothing in this provision shall preclude the Companies, their boards of directors, senior managers and/or executive officers from providing truthful information or testimony concerning Mr. Garrison as may be required by Law or regulation. To the extent that the Companies receive any inquiries from prospective employers concerning Mr. Garrison's employment with the Companies, the Companies shall respond to each such inquiry by informing the inquirer only of Mr. Garrison's dates of employment and posi1ion held.

13.     Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, "Section 409A''), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section
409A, references in the Agreement to a termination of employment shall mean a "'separation from service" as defined by Section 409A.

14.    This Agreement shall be binding upon Mr. Garrison, ART and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Mr. Garrison, ART and the Releases and each of them, and to their respective heirs, administrators, representatives, executors, successors and assigns.

15.    If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

16.    Each of the Parties agrees that he or it has carefully read and fully understands all of the provisions of this Agreement, and that he or it knowingly and voluntarily agrees to all of the terms set forth in this Agreement. Mr. Garrison acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by ART or its attorneys, with the exception of those promises described in this document

17.    This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without reference to its conflict of Laws provisions. This Agreement supersedes and replaces in its entirety any prior agreements or understandings between the parties.
18.     Opportunity to Consult Legal Counsel. The Parties agree that, by this Agreement they have been advised, in writing, to consult with legal counsel, or any other person of their choosing, before signing the Agreement, and acknowledge that they have so consulted. Mr. Garrison acknowledges that he has not been subjected to any undue or improper influence interfering with the exercise of his free will in deciding whether to consult with counsel prior to his signing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal, as of the day and year first above written.

WITNESSES:    ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

                        By: /s/Salvatore Emma Jr
Salvatore Emma, Jr.
President and Chief Executive Officer

By: /s/David A. Garrison
David A. Garrison

Dated: September 12, 2013

Dear Board of Directors:

Effective today, September 12,2013, I hereby resign as Executive Vice President Chief Financial Officer of ART, Chief Financial Officer and Treasurer of its subsidiary, Micron Products, Inc., Chief Financial Officer, Treasurer and Clerk of Micron Leasing, Inc., Chief Financial Officer and Treasurer of RMDDX Corporation, and Chief Financial Officer of RMDDX USA Corporation. I will no longer be employed by those companies as of today.